QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D
Under the Securities Exchange Act of 1934
(Amendment No. 8)

TDC A/S (Name of Issuer)
Ordinary Share of DKK5 each and American Depositary Shares (each representing one half of one ordinary share) (Title of Class of Securities)
ISIN DK0010253335/87236N102 (ISIN Number/CUSIP Number)
Lawrence H. Guffey The Blackstone Group International Limited 40 Berkeley Square London W1J 5AL, U.K. +44 20 7451 4000	Richard Wilson Apax Partners Worldwide LLP 15 Portland Place London W1B 1PT, U.K. +44 20 7572 6300	Kurt Björklund Permira Advisers KB Birger Jarlsgatan 12 114 34 Stockholm Sweden +46 8503 122 00
Oliver Haarmann Kohlberg Kravis Roberts & Co. Ltd. 7 Carlton Gardens London SW1Y 5AD, U.K. +44 20 7839 9800	Copy To: Michael Wolfson, Esq. Simpson Thacher & Bartlett LLP Citypoint One Ropemaker Street London EC2Y 9HU, U.K. +44 20 7275 6500	Gustavo Schwed Providence Equity Partners Limited 78 Brook Street London W1K 5EF, U.K. +44 20 7514 8800
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications) February 1, 2006

(Date of Event which Requires Filing of this Statement)

        If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Nordic Telephone Company ApS

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Denmark

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) CO

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

  ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Nordic Telephone Company Investment ApS

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Denmark

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) CO, HC

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its indirect ownership of the Nordic Telephone Company ApS.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

  ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Apax Europe VI-A, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Guernsey, Channel Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) PN

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the Shareholder Agreement described in Item 6 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

  ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Apax Europe VI-1, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Guernsey, Channel Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) PN

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the Shareholder Agreement described in Item 6 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

  ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Apax Europe VI GP, L.P. Inc.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Guernsey, Channel Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) OO

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Apax Funds (as defined herein). Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

  ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Apax Europe VI GP, Co. Ltd

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Guernsey, Channel Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) CO

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Apax Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

  ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Apax Partners Europe Managers Ltd.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization United Kingdom

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) CO

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Apax Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

ISIN No.    DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Blackstone NSS Communications Partners (Cayman) L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) PN

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Purchaser. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

  ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Blackstone Family Communications Partnership (Cayman) L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%***

14.	Type of Reporting Person (See Instructions) CO, HC

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Purchaser. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

  ISIN No.    DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Blackstone Capital Partners (Cayman) IV L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) PN

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Purchaser. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

  ISIN No.    DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Blackstone Capital Partners (Cayman) IV-A L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) PN

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Purchaser. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

  ISIN No.    DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Blackstone Family Investment Partnership (Cayman) IV-A L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) PN

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Purchaser. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

  ISIN No.    DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Blackstone Participation Partnership (Cayman) IV L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) PN

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Purchaser. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

  ISIN No.    DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Blackstone Communications Management Associates (Cayman) L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) PN

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Blackstone Funds (as defined herein). Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

  ISIN No.    DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Blackstone Management Associates (Cayman) IV L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) PN

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Blackstone Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

  ISIN No.    DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Blackstone FI Communications Associates (Cayman) Ltd.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) CO

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Blackstone Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

  ISIN No.    DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Blackstone LR Associates (Cayman) IV Ltd.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) CO

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Blackstone Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) KKR Millennium Fund (Overseas), Limited Partnership

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Alberta, Canada

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,500,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,500,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,500,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 10.3%**

14.	Type of Reporting Person (See Instructions) PN

*
Includes [    •    ] American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Purchaser. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

  ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) KKR Associates Millennium (Overseas), Limited Partnership

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Alberta, Canada

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,500,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,500,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,500,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 10.3%**

14.	Type of Reporting Person (See Instructions) PN

*
Includes [    •    ] American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the KKR Funds (as defined herein). Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

  ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) KKR Millennium Limited

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,500,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,500,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,500,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 10.3%**

14.	Type of Reporting Person (See Instructions) CO

*
Includes [    •    ] American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the KKR Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) KKR European Fund II, Limited Partnership

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Alberta, Canada

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) PN

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Purchaser. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) KKR Associates Europe II, Limited Partnership

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Alberta, Canada

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) PN

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Purchaser. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) KKR Europe II Limited

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) CO

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Purchaser. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) KKR Partners (International) Limited Partnership

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Alberta, Canada

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) PN

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Purchaser. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) KKR 1996 Overseas Limited

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) CO

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Purchaser. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira Europe III L.P. 1

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Guernsey, Channel Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) PN

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Purchaser. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

  ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira Europe III L.P. 2

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Guernsey, Channel Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) PN

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Purchaser. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira Europe III GmbH & Co KG

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Federal Republic of Germany

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) PN

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Purchaser. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira Europe III Co-Investment Scheme

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Guernsey, Channel Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) OO

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Purchaser. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira Investments Limited

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Guernsey, Channel Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) CO

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Purchaser. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

ISIN No.DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira Holdings Limited

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Guernsey, Channel Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) CO

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Permira Funds (as defined herein). Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

ISIN No.DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira Europe III G.P. Limited

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Guernsey, Channel Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) CO

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Permira Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira Europe III G.P. L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Guernsey, Channel Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) PN

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Permira Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira Europe II CV3

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Netherlands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) PN

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Permira Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira Europe II CV4

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Netherlands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) PN

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Permira Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira Europe II L.P. 1

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Guernsey, Channel Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) PN

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Permira Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira Europe II L.P. 2

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Guernsey, Channel Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) PN

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Permira Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira (Europe) Limited

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Guernsey, Channel Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) CO

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Permira Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira Europe II Managers L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Guernsey, Channel Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) PN

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Permira Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira Europe II Co-Investment Scheme

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Guernsey, Channel Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) OO

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Permira Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Schroder Ventures Investments Limited

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Guernsey, Channel Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) CO

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Permira Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Providence Equity Offshore Partners V L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) PN

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Purchaser. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Providence Equity Offshore GP V L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) PN

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Providence Funds (as defined herein). Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

  ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Providence Equity Partners (Cayman) V Ltd

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) Co

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship with the Providence Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Providence Equity Offshore Partners IV L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) PN

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Purchaser. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Providence Equity Offshore GP IV L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) PN

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Purchaser. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Providence Equity Partners (Cayman) IV Ltd.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) CO

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Purchaser. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Providence Equity Operating Partners IV L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Delaware, U.S.

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) PN

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Purchaser. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Providence Equity GP IV L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Delaware, U.S.

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) CO

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Purchaser. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Providence Equity Partners IV L.L.C.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Delaware, U.S.

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) OO

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Purchaser. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Peter G. Peterson

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization U.S.

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) IN

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of his relationship to the Blackstone Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

  ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Stephen A. Schwarzman

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization U.S.

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14. Type of Reporting Person (See Instructions) IN

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of his relationship to the Blackstone Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Paul J. Salem

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization U.S.

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) IN

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of his relationship to the Providence Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

  ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Glenn M. Creamer

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization U.S.

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) IN

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of his relationship to the Providence Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

  ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Jonathan M. Nelson

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization U.S.

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) IN

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of his relationship to the Providence Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Providence Syndication Partners (Cayman) L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) PN

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the Shareholder Agreement described in Item 6 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Providence Syndication Partners (Cayman) GP Ltd

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) CO

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the Shareholder Agreement described in Item 6 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Apax Angel Syndication Partners (Cayman) GP Ltd

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) CO

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the Shareholder Agreement described in Item 6 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Apax Angel Syndication Partners (Cayman) L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 8.2%**

14.	Type of Reporting Person (See Instructions) PN

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the Shareholder Agreement described in Item 6 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

        This Amendment No. 8 amends and supplements the statement on Schedule 13D, filed with the Securities and Exchange Commission (the "SEC") on December 9, 2005, as amended or supplemented from time to time (the "Schedule 13D"), with respect to the shares of DKK5 each ("TDC Shares") and American Depositary Shares, each representing one half of one TDC Share ("TDC ADSs"), of TDC A/S, a Danish public limited company with its registered company with its registered office in Copenhagen, registered with the Danish Commerce and Companies Agency under CVR No. 14773908 (the "Issuer"). Each item below amends and supplements the information disclosed under the corresponding item of the Schedule 13D. Unless otherwise indicated herein, terms used but not defined in this Amendment No. 8 shall have the same respective meanings herein as are ascribed to such terms in the Schedule 13D.

Item 2. Identity and Background

        Item 2 of the Schedule 13D is hereby amended and supplemented by the following:

(1)
By deleting paragraph number 4 and inserting the following:

        4.     KKR Millennium Fund (Overseas), Limited Partnership, KKR European Fund II, Limited Partnership and KKR Partners (International) Limited Partnership (collectively, the "KKR Funds"), KKR Associates Millennium (Overseas), Limited Partnership, KKR Millennium Limited, KKR Associates Europe II, Limited Partnership, KKR Europe II Limited and KKR 1996 Overseas Limited (collectively, the "KKR Reporting Persons");

Item 3. Source and Amount of Funds or Other Consideration

        Item 3 of the Schedule 13D is deleted is hereby amended and supplemented by the following:

        Pursuant to the terms of the PIK Facility Agreement dated November 30, 2005, entered, between, among others, Nordic Telephone Company Finance ApS (the "Borrower") and Deustche Bank AG, London Branch as PIK facility agent, as amended from time to time (the "Existing PIK Facility Agreement"), on January 25, 2006, the Borrower and the lenders under the Existing PIK Facility Agreement entered into a new PIK Facility Agreement (the "New PIK Facility Agreement") which becomes effective and replaces the Existing PIK Facility Agreement on February 1, 2006, the date upon which settlement of the Tender Offer occurred. The terms and conditions of the New PIK Facility Agreement are consistent with those in the Existing PIK Facility Agreement, except that the governing law of the New PIK Facility Agreement is NewYork law and the New PIK Facility Agreement contains incurrence-based covenants. Such covenants will, among other things, limit the Borrower's ability to:

  •
  incur or guarantee additional indebtedness;

  •
  make investments or certain other restricted payments;

  •
  create certain liens;

  •
  enter into agreements that restrict its restricted subsidiaries' ability to pay dividends;

  •
  enter into sales of certain assets and subsidiary stock; and

  •
  enter into certain transactions with affiliates.

        The foregoing summary of the PIK Facility Agreement is qualified entirely by reference to Exhibit 19.

Item 4. Purpose of Transaction

        Item 4 of the Schedule 13D is hereby amended and supplemented as follows:

        On February 1, 2006, the Purchaser completed settlement of the Tender Offer.

Item 5. Interest in Securities of the Issuer

        Item 5 of the Schedule 13D is hereby amended and supplemented by the following:

        By deleting the sixth paragraph thereof and inserting the following:

        Providence Equity Offshore GP V L.P., Providence Equity Offshore GP IV L.P., Providence Equity GP IV L.P. and Providence Syndication Partners (Cayman) GP, Ltd. are the general partners of the Providence Funds and have indirect power, together with other Reporting Persons, to direct the voting and disposition of the TDC Shares held by the Purchaser. Providence Equity Partners (Cayman) V Ltd., Providence Equity Partners (Cayman) IV Ltd. and Providence Equity Partners IV L.L.C. are the general partner of Providence Equity Offshore GP V L.P., Providence Equity Offshore GP IV L.P. and Providence Equity GP IV L.P., respectively, and have indirect power, together with other Reporting Persons, to direct the voting and disposition of the TDC Shares held by the Purchaser. Paul J. Salem, Glenn M. Creamer and Jonathan M. Nelson are the controlling stockholders of Providence Equity Partners (Cayman) V Ltd., Providence Equity Partners (Cayman) IV Ltd. and Providence Equity Partners IV L.L.C. and have indirect power, together with other Reporting Persons, to direct the voting and disposition of the TDC Shares held by the Purchaser. The Providence Funds, as indirect owners of the Purchaser, Providence Equity Offshore GP V L.P., Providence Equity Offshore GP IV L.P., Providence Equity GP IV L.P. and Providence Syndication Partners (Cayman) GP, Ltd., as general partners of the Providence Funds, Providence Equity Partners (Cayman) V Ltd., Providence Equity Partners (Cayman) IV Ltd. and Providence Equity Partners IV L.L.C., as general partner of Providence Equity Offshore GP V L.P., Providence Equity Offshore GP IV L.P. and Providence Equity GP IV L.P. and Paul J. Salem, Glenn M. Creamer and Jonathan M. Nelson, as controlling stockholders of Providence Equity Partners (Cayman) V Ltd., may be deemed to beneficially own the TDC Shares that the Purchaser may be deemed to beneficially own. The Providence Funds, Providence Equity Offshore GP V L.P., Providence Equity Offshore GP IV L.P., Providence Equity GP IV L.P., Providence Equity Partners (Cayman) V Ltd., Providence Equity Partners (Cayman) IV Ltd., Providence Equity Partners IV L.L.C., Providence Syndication Partners (Cayman) GP, Ltd., Paul J. Salem, Glenn M. Creamer and Jonathan M. Nelson disclaim beneficial ownership of such TDC Shares.

Item 7. Materials to be Filed as Exhibits

        The following documents are hereby filed as exhibits:

  19.
  PIK Facility Agreement, dated January 25, 2006.

SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

NORDIC TELEPHONE COMPANY APS
By:	/s/ RICHARD WILSON	By:	/s/ LAWRENCE H. GUFFEY
Name:	Richard Wilson	Name:	Lawrence H. Guffey
Title:	Director	Title:	Director
By:	/s/ OLIVER HAARMANN	By:	/s/ KURT BJÖRKLUND
Name:	Oliver Haarmann	Name:	Kurt Björklund
Title:	Director	Title:	Director
By:	/s/ GUSTAVO SCHWED
Name:	Gustavo Schwed
Title:	Director
NORDIC TELEPHONE COMPANY INVESTMENT APS
By:	/s/ RICHARD WILSON	By:	/s/ LAWRENCE H. GUFFEY
Name:	Richard Wilson	Name:	Lawrence H. Guffey
Title:	Director	Title:	Director
By:	/s/ OLIVER HAARMANN	By:	/s/ KURT BJÖRKLUND
Name:	Oliver Haarmann	Name:	Kurt Björklund
Title:	Director	Title:	Director
By:	/s/ GUSTAVO SCHWED
Name:	Gustavo Schwed
Title:	Director

For and on behalf of Apax Partners Europe Managers Ltd. as Manager of Apax Europe VI-A, L.P.
By:	/s/ ADRIAN BEECROFT

Name:	Adrian Beecroft
Title:	Authorized Person

For and on behalf of Apax Partners Europe Managers Ltd. as Manager of Apax Europe VI-1 L.P.
By	/s/ ADRIAN BEECROFT

Name:	Adrian Beecroft
Title:	Authorized Person

For and on behalf of Apax Europe VI GP, Co. Ltd. as general partner of Apax Europe VI GP, L.P. Inc.
By	/s/ DENISE FALLAIZE

Name:	Denise Fallaize
Title:	Authorized Person

For and on behalf of Apax Europe VI GP, Co. Ltd.
By	/s/ DENISE FALLAIZE

Name:	Denise Fallaize
Title:	Authorized Person

For and on behalf of Apax Partners Europe Managers Ltd.
By	/s/ ADRIAN BEECROFT

Name:	Adrian Beecroft
Title:	Authorized Person

Blackstone NSS Communications Partners (Cayman) L.P.
By Blackstone Communications Management Associates (Cayman) L.P., its general partner
By Blackstone FI Communications Associates (Cayman) Ltd., its general partner
By:	/s/ ROBERT FRIEDMAN

Name:	Robert Friedman
Title:	Authorized Person

Blackstone Family Communications Partnership (Cayman) L.P.
By Blackstone Communications Management Associates (Cayman) L.P., its general partner
By Blackstone FI Communications Associates (Cayman) Ltd., its general partner
By:	/s/ ROBERT FRIEDMAN

Name:	Robert Friedman
Title:	Authorized Person

Blackstone Capital Partners (Cayman) IV L.P. By Blackstone Management Associates (Cayman) IV L.P., its general partner By Blackstone LR Associates (Cayman) IV Ltd., its general partner
By:	/s/ ROBERT FRIEDMAN

Name:	Robert Friedman
Title:	Authorized Person

Blackstone Capital Partners (Cayman) IV-A L.P. By Blackstone Management Associates (Cayman) IV L.P., its general partner By Blackstone LR Associates (Cayman) IV Ltd., its general partner
By:	/s/ ROBERT FRIEDMAN

Name:	Robert Friedman
Title:	Authorized Person

Blackstone Family Investment Partnership (Cayman) IV-A L.P. By Blackstone Management Associates (Cayman) IV L.P., its general partner By Blackstone LR Associates (Cayman) IV Ltd., its general partner

By:	/s/ ROBERT FRIEDMAN

Name:	Robert Friedman
Title:	Authorized Person

Blackstone Participation Partnership (Cayman) IV L.P. By Blackstone Management Associates (Cayman) IV L.P., its general partner By Blackstone LR Associates (Cayman) IV Ltd., its general partner
By:	/s/ ROBERT FRIEDMAN

Name:	Robert Friedman
Title:	Authorized Person

Blackstone Communications Management Associates (Cayman) L.P. By Blackstone FI Communications Associates (Cayman) Ltd., its general partner
By:	/s/ ROBERT FRIEDMAN

Name:	Robert Friedman
Title:	Authorized Person

Blackstone Management Associates (Cayman) IV L.P. By Blackstone LR Associates (Cayman) IV Ltd., its general partner
By:	/s/ ROBERT FRIEDMAN

Name:	Robert Friedman
Title:	Authorized Person

Blackstone FI Communications Associates (Cayman) Ltd.
By:	/s/ ROBERT FRIEDMAN

Name:	Robert Friedman
Title:	Authorized Person

Blackstone LR Associates (Cayman) IV Ltd.
By:	/s/ ROBERT FRIEDMAN

Name:	Robert Friedman
Title:	Authorized Person

Signed by for and on behalf of
KKR Millennium Fund (Overseas), Limited Partnership
By: KKR Associates Millennium (Overseas), Limited Partnership, its general partner
By: KKR Millennium Limited, its general partner
By:	/s/ PERRY GOLKIN
	Name:	Perry Golkin
	Title:	Authorized Person
Signed by for and on behalf of KKR Associates Millennium (Overseas), Limited Partnership
By: KKR Millennium Limited, its general partner
By:	/s/ PERRY GOLKIN
	Name:	Perry Golkin
	Title:	Authorized Person
Signed by for and on behalf of KKR Millennium Limited
By:	/s/ PERRY GOLKIN
	Name:	Perry Golkin
	Title:	Authorized Person
Signed by for and on behalf of KKR European Fund II, Limited Partnership By: KKR Associates Europe II, Limited Partnership, its general partner By: KKR Europe II Limited, its general partner
By:	/s/ PERRY GOLKIN
	Name:	Perry Golkin
	Title:	Authorized Person
Signed by for and on behalf of KKR Associates Europe II, Limited Partnership By: KKR Europe II Limited, its general partner
By:	/s/ PERRY GOLKIN
	Name:	Perry Golkin
	Title:	Authorized Person

Signed by for and on behalf of KKR Europe II Limited
By:	/s/ PERRY GOLKIN
	Name:	Perry Golkin
	Title:	Authorized Person
Signed by for and on behalf of KKR Partners (International) Limited Partnership By: KKR 1996 Overseas Limited
By:	/s/ PERRY GOLKIN
	Name:	Perry Golkin
	Title:	Authorized Person
Signed by for and on behalf of KKR 1996 Overseas Limited
By:	/s/ PERRY GOLKIN
	Name:	Perry Golkin
	Title:	Authorized Person

Signed by	)	/s/ ALISTAIR BOYLE
for and on behalf of	)	Alistair Boyle
Permira Europe III G.P. Limited as general partner of	)	Alternate Director
Permira Europe III G.P. L.P. as	)
general partner of Permira Europe III L.P. 1)
Signed by	)	/s/ ALISTAIR BOYLE
for and on behalf of	)	Alistair Boyle
Permira Europe III G.P. Limited as general partner of	)	Alternate Director
Permira Europe III G.P. L.P. as	)
general partner of Permira Europe III L.P. 2)
Signed by	)	/s/ ALISTAIR BOYLE
for and on behalf of	)	Alistair Boyle
Permira Europe III G.P. Limited as general partner of	)	Alternate Director
Permira Europe III G.P. L.P. as	)
managing limited partner of Permira Europe III GmbH & Co. KG	)
Signed by	)	/s/ ALISTAIR BOYLE
for and on behalf of	)	Alistair Boyle
Permira Nominees Limited as nominee for	)	Alternate Director
Permira Investments Limited	)
Signed by	)	/s/ ALISTAIR BOYLE
for and on behalf of	)	Alistair Boyle
Permira Europe III G.P. Limited as administrator of	)	Alternate Director
Permira Europe III Co-investment Scheme	)
Signed by	)	/s/ ALISTAIR BOYLE
for and on behalf of	)	Alistair Boyle
Permira Europe III G.P. Limited as general partner of	)	Alternate Director
Permira Europe III G.P. L.P.	)
Signed by	)	/s/ ALISTAIR BOYLE
for and on behalf of	)	Alistair Boyle
Permira Europe III G.P. Limited	)	Alternate Director
Signed by	)	/s/ ALISTAIR BOYLE
for and on behalf of Permira Holdings Limited	)	Alistair Boyle
	)	Alternate Director
Signed by	)	/s/ ALISTAIR BOYLE
for and on behalf of	)	Alistair Boyle
Permira Europe II Managers L.P. as	)	Alternate Director
general partner of Permira Europe II L.P. 1,	)
acting by its general partner	)
Permira (Europe) Limited
)

Signed by	)	/s/ ALISTAIR BOYLE
for and on behalf of	)	Alistair Boyle
Permira Europe II Managers L.P. as	)	Alternate Director
general partner of Permira Europe II L.P. 2)
acting by its general partner	)
Permira (Europe) Limited	)
Signed by	)	/s/ ALISTAIR BOYLE
for and on behalf of	)	Alistair Boyle
Permira Europe II Managers L.P. as	)	Alternate Director
managing general partner of	)
Permira Europe II C.V. 3)
acting by its general partner	)
Permira (Europe) Limited	)
Signed by	)	/s/ ALISTAIR BOYLE
for and on behalf of	)	Alistair Boyle
Permira Europe II Managers L.P. as	)	Alternate Director
managing general partner of	)
Permira Europe II C.V. 4)
acting by its general partner	)
Permira (Europe) Limited	)
Signed by	)	/s/ ALISTAIR BOYLE
for and on behalf of	)	Alistair Boyle
Permira (Europe) Limited as manager of	)	Alternate Director
Permira Europe II Co-investment Scheme	)
Signed by	)	/s/ ALISTAIR BOYLE
for and on behalf of	)	Alistair Boyle
SV (Nominees) Limited as nominee for	)	Alternate Director
Schroder Ventures Investments Limited	)
Signed by	)	/s/ ALISTAIR BOYLE
for and on behalf of	)	Alistair Boyle
Permira Europe II Managers L.P.	)	Alternate Director
acting by its general partner	)
Permira (Europe) Limited	)
Signed by	)	/s/ ALISTAIR BOYLE
for and on behalf of	)	Alistair Boyle
Permira (Europe) Limited	)	Alternate Director

PROVIDENCE EQUITY OFFSHORE PARTNERS V L.P.
By: Providence Equity Offshore GP V L.P.,the General Partner

    By: Providence Equity Partners (Cayman) V Ltd., its general partner

By:	/s/ JONATHAN NELSON
Name:	Jonathan Nelson
Title:	Authorized Person
PROVIDENCE EQUITY OFFSHORE GP V L.P. By: Providence Equity Partners (Cayman) V Ltd., its general partner
By:	/s/ JONATHAN NELSON
Name:	Jonathan Nelson
Title:	Authorized Person
PROVIDENCE EQUITY PARTNERS (CAYMAN) V LTD.
By:	/s/ JONATHAN NELSON
Name:	Jonathan Nelson
Title:	Authorized Person

PROVIDENCE EQUITY OFFSHORE PARTNERS IV L.P.
By: Providence Equity Offshore GP IV L.P., the General Partner

    By: Providence Equity Partners (Cayman) IV Ltd., its general partner

By:	/s/ JONATHAN NELSON
Name:	Jonathan Nelson
Title:	Authorized Person

PROVIDENCE EQUITY OFFSHORE GP IV L.P. By: Providence Equity Partners (Cayman) IV Ltd., its general partner
By:	/s/ JONATHAN NELSON
Name:	Jonathan Nelson
Title:	Authorized Person
PROVIDENCE EQUITY PARTNERS (CAYMAN) IV LTD.
By:	/s/ JONATHAN NELSON
Name:	Jonathan Nelson
Title:	Authorized Person
PROVIDENCE EQUITY OPERATING PARTNERS IV L.P. By: Providence Equity GP IV L.P., the General Partner

    By: Providence Equity Partners IV L.L.C., its general partner

By:	/s/ JONATHAN NELSON
Name:	Jonathan Nelson
Title:	Authorized Signatory
PROVIDENCE EQUITY GP IV L.P. By: Providence Equity Partners IV L.L.C., its general partner
By:	/s/ JONATHAN NELSON
Name:	Jonathan Nelson
Title:	Authorized Signatory
PROVIDENCE EQUITY PARTNERS IV L.L.C.
By:	/s/ JONATHAN NELSON
Name:	Jonathan Nelson
Title:	Authorized Signatory
PROVIDENCE SYNDICATION PARTNERS (CAYMAN) L.P. By: Providence Syndication Partners (Cayman) GP, Ltd., its general partner
By:	/s/ JONATHAN NELSON
Name:	Jonathan Nelson
Title:	Authorized Signatory
PROVIDENCE SYNDICATION PARTNERS (CAYMAN) GP, LTD.
By:	/s/ JONATHAN NELSON
Name:	Jonathan Nelson
Title:	Authorized Signatory

/s/ PAUL J. SALEM Paul J. Salem
/s/ GLENN M. CREAMER Glenn M. Creamer
/s/ JONATHAN M. NELSON Jonathan M. Nelson
/s/ PETER G. PETERSON Peter G. Peterson
/s/ STEPHEN A. SCHWARZMAN Stephen A. Schwarzman

For and on behalf of
Apax Angel Syndication Partners (Cayman) GP Ltd acting in its capacity as general partner of
Apax Angel Syndication Partners (Cayman) L.P.

By:	/s/ CHRISTINA MCCARTHY
Name:	Christina Mccarthy
Title:	Authorized Signatory

Apax Angel Syndication Partners (Cayman) GP Ltd

By:	/s/ CHRISTINA MCCARTHY
Name:	Christina Mccarthy
Title:	Authorized Signatory

QuickLinks

  Item 2. Identity and Background
  Item 3. Source and Amount of Funds or Other Consideration
  Item 4. Purpose of Transaction
  Item 7. Materials to be Filed as Exhibits